Exhibit 99.1

MEDIA RELEASE

FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

TeamHealth Appoints Michael D. Snow as President

(KNOXVILLE, Tenn.) April 18, 2013 — TeamHealth, one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, announces the appointment of Michael D. Snow as the company’s president effective April 22, 2013.

In this new position, Snow will be responsible for the company’s operations, revenue cycle, administrative services, sales, and marketing. He will report directly to Greg Roth, chief executive officer, who says, “Mike brings both visionary leadership and operational strength to TeamHealth, and he will play a pivotal role in executing our strategy. His extensive background within hospitals and healthcare systems combined with more than 25 years of business operations experience in healthcare will enable TeamHealth to better serve its client hospitals, affiliated physicians and other healthcare providers, and employees.”

Throughout his career, Snow has held numerous executive-level positions in the healthcare arena, including president of HCA Inc.’s Gulf Coast Division, executive vice president and chief operating officer of HealthSouth Corporation, president and chief executive officer of Surgical Care Affiliates, president and chief executive officer of Wellmont Health System, and chief operating officer of Amedisys, Inc., where he had operational responsibility for a $1.6 billion publicly traded provider of home health and hospice services with more than 600 locations in 45 states. Snow earned his Bachelor of Science degree from the University of Alabama and a Master's Degree in Business Administration from Troy State University.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth's approximately 8,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states. The term "TeamHealth" as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.